As filed with the U.S. Securities and Exchange Commission on May 1, 2019
Registration No. 333-230688

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT
under the Securities Act of 1933

IZEA Worldwide, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	7310	37-1530765
(State or Other Jurisdiction of Incorporation or Organization	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

IZEA Worldwide, Inc.
480 N. Orlando Avenue
Suite 200
Winter Park, Florida 32789
(407) 674-6911
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Edward H. (Ted) Murphy
President and Chief Executive Officer
IZEA Worldwide, Inc.
480 N. Orlando Avenue, Suite 200
Winter Park, FL 32789
(407) 674-6911
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Spencer G. Feldman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 (212) 451‑2300	Jonathan R. Zimmerman, Esq. Ben A. Stacke, Esq. Faegre Baker Daniels LLP 90 S. Seventh Street, Suite 2200 Minneapolis, Minnesota 55402 (612) 766-7000
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post‑effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

__________________________________________

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	11,274,509	$1.02	$11,500,000	$ 1,393.80 (3)

____________________
(1)	Includes shares of common stock the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3) Previously paid.

__________________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, Dated May 1, 2019

PRELIMINARY PROSPECTUS
IZEA Worldwide, Inc.
$10,000,000
9,803,921 Shares of Common Stock
__________________________________________

We are offering 9,803,921 shares of our common stock, par value $0.0001 per share.

Our common stock is traded on The Nasdaq Capital Market under the symbol "IZEA." On April 30, 2019 , the last reported sale price of our common stock was $1.02 per share.
__________________________________________
Investing in our common stock involves a high degree of risk. You should carefully consider the matters set forth in "Risk Factors" beginning on page 8 of this prospectus and under similar headings in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
__________________________________________

	Per Share	Total
Public offering price	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, to us (2)	$	$
_______________________

(1)	Please see the section of this prospectus entitled "Underwriting" for additional information regarding underwriter compensation.

(2)	We estimate the total expenses payable by us, excluding the underwriting discount, will be approximately $172,619.

To the extent the underwriters sell more than 9,803,921 shares of our common stock, the underwriters have the option to purchase up to an additional 1,470,588 shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days following the date of this prospectus to cover over-allotments, if any.
The underwriters expect to deliver the shares to the purchasers on or about , 2019, subject to customary closing conditions.
__________________________________________
Sole Book-Running Manager
Craig-Hallum Capital Group

Co-Manager
National Securities Corporation
__________________________________________

The date of this prospectus is May , 2019

Page
Prospectus Summary	-1
Risk Factors	-8
Cautionary Note Regarding Forward-Looking Information	-11
Use of Proceeds	-12
Dividend Policy	-12
Capitalization	-13
Dilution	-14
Description of Capital Stock	-15
Underwriting	-17
Legal Matters	-21
Experts	-21
Where You Can Find More Information	-21
Incorporation of Certain Documents by Reference	-22

About this Prospectus
Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in, or incorporated by reference into, this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States. See "Underwriting" for additional information on these restrictions.
Industry and Market Data
Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third‑party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third‑party industry publications. This information involves a number of assumptions, estimates and limitations.
The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third‑party industry publications used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" in this prospectus and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." These and other factors could cause results to differ materially from those expressed in these publications.
Trademarks
This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with or endorsement or sponsorship of us by any other companies.

PROSPECTUS SUMMARY
This summary highlights information contained in this prospectus, or incorporated by reference into this prospectus, and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including the information set forth under the section "Risk Factors," and our financial statements and the related notes thereto, in each case included in this prospectus or incorporated by reference into this prospectus. Some of the statements in this prospectus constitute forward‑looking statements. See "Cautionary Note Regarding Forward‑Looking Information."
Unless the context requires otherwise, the words "we," "us," "our," "our company," "our business" and "IZEA" refer collectively to IZEA Worldwide, Inc., a Nevada corporation, and its subsidiaries.
Our Company
Overview
We create and operate online marketplaces that connect marketers, including brands, agencies and publishers, with content creators such as bloggers and tweeters ("creators"). The creators are compensated by us for producing unique content such as long and short form text, videos, photos, status updates and illustrations for marketers or distributing such content on behalf of marketers through their personal websites, blogs and social media channels. Our technology brings the marketers and creators together, enabling their transactions to be completed at scale through the management of custom content workflow, creator search and targeting, bidding, analytics and payment processing. Our mission is to champion the world's creators by helping them monetize their content, creativity and influence.

Marketers engage us to gain access to our industry expertise, technology, analytics and network of creators. The majority of the marketers engage us to perform these services on their behalf, but they also have the ability to use our marketplaces on a self-service basis. Our technology is used for two primary purposes: the engagement of creators for influencer marketing campaigns and the engagement of creators to create stand-alone custom content for the marketers' own use and distribution.

Influencer Marketing. We work with marketers to enable influencer marketing campaigns at scale. A subset of influencer marketing known as “Sponsored Social” is when a company compensates creators to share sponsored content with the creators' social network followings. This sponsored content is included within the body of the content stream. We believe that we pioneered the concept of a marketplace for sponsorships on the social web in 2006 with the launch of our first platform, PayPerPost. We have focused on scaling our product and service offerings ever since, including by acquiring TapInfluence, Inc. ("TapInfluence") in July 2018.

Custom Content. We also work with marketers to augment or replace their content development efforts. Our network of creators produce editorial and marketing content that can be published both online and offline. Our network of creators includes professional journalists, subject matter experts, bloggers and everyday content creators, allowing our customers to produce content ranging from complex white papers to simple product descriptions. Many of our content customers use this service to create a steady stream of posts for their corporate blogs. We first began offering custom content services in 2015 after our acquisition of Ebyline, Inc. ("Ebyline"), a leading marketplace in the editorial content space, and continued to expand this offering with our acquisition of ZenContent, Inc. ("ZenContent") in July 2016, a company that predominantly focused on e-commerce-related asset creation.

Our Platforms
The IZEA Exchange. The IZEA Exchange (“IZEAx”) is designed to provide a unified ecosystem that enables the creation and publication of multiple types of custom content through our creators' personal websites, blogs and social media channels, including, among others, Twitter, Facebook and Instagram. We extensively use this platform to manage influencer marketing campaigns on behalf of our marketers. This platform is also available directly to our marketers as a self-service tool and as a licensed white label product. IZEAx was engineered from the ground-up to replace all of our previous platforms with an integrated offering that is improved and more efficient. For influencer marketing campaigns, IZEAx provides integrated mechanisms for Federal Trade Commission (“FTC”) legal compliance. In particular, the integrated FTC compliance framework requires creators to provide disclosure to their followers with respect to the sponsored nature of the content and allows marketers to review the content for FTC compliance.

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Ebyline. In January 2015, we acquired Ebyline and its technology platform that was created to source and compensate creators specifically for the creation and delivery of professional editorial content. Ebyline was originally designed as a self-service content marketplace to replace editorial newsrooms located in the news agencies with a “virtual newsroom” of creators to produce their content needs and to handle their content workflow. After the acquisition, we began to utilize the creators in the Ebyline platform to produce professional custom content for brands, in addition to the self-service functionality used by newspapers. We are incorporating certain functions of this platform into IZEAx in order to have one consolidated platform in the future, at which time the Ebyline platform will be sunsetted. As such, we currently do not allocate any engineering resources to new feature development on the Ebyline platform. We plan to transition any remaining customers into our IZEAx platform in the future.

ZenContent. In July 2016, we acquired ZenContent, including its custom content creation workflow technology and database of creators. ZenContent’s platform enables us to produce highly scalable, multi-part production content for both e-commerce entities, as well as brand customers. The ZenContent platform allows us to parse work out to a wide array of qualified creators who together can develop custom content assets with unmatched quality, speed and price. This platform is currently utilized by our campaign fulfillment team to service orders for custom content. We plan to integrate certain functions of the ZenContent platform into IZEAx in order to have one consolidated platform in the future.

TapInfluence. In July 2018, we acquired TapInfluence and its technology platform. TapInfluence markets and sells software-as-a-service "SaaS" software that is complementary to IZEA’s existing influencer marketing products and services. We intend to operate the TapInfluence platform for 12 to 18 months subsequent to the acquisition, during which time certain key features and technologies will be migrated to IZEAx. Enhanced influencer discovery and content workflow have been among the top software development priorities for the combined engineering team. Users of the TapInfluence platform will be migrated over time as certain new features are made available to end users.

IZEAx, Ebyline, ZenContent and TapInfluence were designed with the same purpose: to streamline transactions between our internal campaign fulfillment team, marketers and creators. We utilize these proprietary technologies to create efficiencies and economies of scale for all parties. Combined, these platforms provide marketers with access to a large network of creators along with complete workflow management, content control, payment processing and related performance tracking.
We believe that IZEAx should improve our ability to more efficiently match marketplace participants as the number of marketers and creators using the platform increases. To date, we have completed over 3.8 million influencer and content marketing transactions for customers ranging from small local businesses to Fortune 500 companies. We consider each individual piece of custom content, sponsored post or other update as an individual transaction so long as the creator of that content is being compensated for the transaction.
Our Business Model

Since our inception in 2006, we have worked diligently to establish and leverage key strengths in our business model, including:
A culture of innovation and creativity. We believe the only way to survive and thrive in our rapidly changing world is to change ahead of it. We are in a state of constant evolution and re-invention; this is “The IZEA Way.” We have created a culture committed to innovation and creativity that challenges convention, takes calculated risks and breaks new ground. IZEA team members are protective and proud of our culture by applying its “humble, yet hungry” attitude to all facets of our business. Our people and their innovations ultimately provide us with what we see as our largest competitive advantage.
First-mover advantage. We believe that by pioneering the modern influencer marketing industry and investing heavily in innovation, acquisitions and marketing, we have been able to acquire a vast amount of industry knowledge, market insights and technology. The software foundation we have built over time is expansive with the amount of actionable data we have accumulated from our network of creators and the execution of customer programs. Those new to the space face a significant technology investment requirement and steep learning curve in order to compete in a complex and rapidly evolving industry.
Best in class technology. Based on our focused research and knowledge of our space, we believe that IZEAx represents the most comprehensive influencer marketing platform for enterprise users. While our industry is challenged by multiple competitive claims and vaporware, we have developed a complete, enterprise-grade solution for those seeking to execute large scale influencer marketing campaigns from beginning to end.

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Experienced management team, board of directors, and strategic advisors. Our management team includes not only a highly experienced team of entrepreneurs and executives from the digital media, technology and entertainment industries, but also outstanding board members who are experts in their respective fields.
Our Growth Strategy
After nearly thirteen years of working in and developing the influencer and content marketing categories, we believe our business model is market-tested and our industry is established. Our development efforts have included assembling a diverse and experienced senior management team and engineering team, launching and optimizing our proprietary marketplaces, developing a cross-platform sales force and refining our message to the market. Key elements of our strategy to accelerate revenue growth and continue product development include:
An integrated approach. We believe IZEA is the only company that can currently provide both custom content creation and influencer marketing at scale. It is our opinion that this provides a significant advantage for us in the market and we have already seen a strong sales response to proposals that include both content and influencer marketing. Moving forward we believe that this integrated approach will continue to play a significant role in IZEA’s global growth.

Software + Marketplace. In early 2018, we relaunched the sales efforts associated with licensing IZEAx to brand and agency customers. In July 2018, we completed the acquisition of TapInfluence, a leading competitor in the influencer marketing software space. It is our intention to grow our existing managed service business while complementing it with a strong emphasis on software licensing and associated marketplace fees moving forward. The sale of software provides us with a recurring revenue stream from license fees as well as marketplace spend fees from every transaction that is completed through our platform.

Strategic acquisitions. The influencer and content marketing landscapes are highly-fragmented with hundreds of companies operating around the world. While it is very easy to start a company in the space in a traditional "agency model," it is very difficult to scale that model due the manual processes involved. It is also very expensive to develop and maintain proprietary technology to resell to other parties. We believe there is a meaningful opportunity to consolidate the top players in our space with a byproduct of eliminating duplicative spending, faster technological innovation and improved market share under a unified brand. We intend to assertively explore strategic acquisitions in the United States and internationally that consolidate market share, expand our geographical footprint and further our position as a leading participant in both the influencer marketing and custom content businesses. Accordingly, we regularly engage in negotiations with potential acquisition targets with proprietary technologies and steady customer bases. In January 2019, for example, we announced that we had entered into a preliminary, non-binding letter of intent for the proposed acquisition of FLUVIP Ventures, SL ("FLUVIP"), a leading influencer marketing company in Latin America, to facilitate our due diligence efforts with respect to this company and ultimately expand our offerings into Latin America. We are currently in the early stages of conducting this due diligence. As such, we have not formally established a final acquisition purchase price for the company or agreed upon other material terms and conditions, including, but not limited to, the structure of the transaction and management roles. Accordingly, based upon the limited information that FLUVIP has provided to date, we would not expect to consummate a transaction on the terms indicated in the preliminary letter of intent, if at all.

Strategic partnerships. We are working to improve functionality within IZEAx to create strategic partnerships and reseller agreements with companies that can provide additional growth in our base of creators and marketers. IZEAx is designed to be easily “white labeled,” allowing partners to operate their own “node” on the exchange. IZEAx is also designed to be licensed by partners that do not require a custom-branded solution, but instead seek an internal workflow tool to manage and service their content and marketing needs.
Product development . Since 2015, we have invested over $13.4 million in engineering resources and product development, creating a meaningful competitive moat of features and functionality in our platform. We will continue to recruit additional engineering and product innovation team members to enhance IZEAx to develop new technology ideas within this platform that complement our mission as a company. In April 2019, we released version 3.0 of IZEAx, which allows marketers to make offers that require a single creator to complete multiple tasks or deliverables. The new version also allows users to source multiple creators to produce a combined deliverable for the end-marketer.
Large network of users. IZEA is a driving force in the broader "creator economy," allowing everyone from college students and stay-at-home individuals to celebrities and accredited journalists the opportunity to monetize their content, creativity and influence through our platform. As of December 31, 2018, we had more than 813,000 user accounts in IZEAx. These accounts have connections to over 942,000 social media accounts with an approximate aggregate reach to 5.6 billion

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non-unique fans and followers of IZEAx creators. Our total number of user accounts may be higher than the number of our actual individual creators because some creators may have created multiple user accounts.
Creators are able to join our platforms for free, but they may also choose to pay to upgrade their accounts to enable additional services and benefits. These individuals are compensated by us for producing content for our market clients or distributing such content on behalf of brands through their personal websites, blogs and social media channels. We continually seek ways to increase the ability for our creators to generate revenue. As such, we implemented the ability for them to earn referral fees, for a period of time, based on revenue generated by other creators they refer into IZEAx.

By continually developing our creator network, we make our marketplace more attractive to our customers who seek a wide variety of creators to fulfill their content and advertising needs. As marketers utilize our marketplace to a greater extent, we expect to increase the monetization opportunities for creators, which should, in turn, attract even more creators and further enhance value for our marketers.

Corporate and Background Information
Our executive offices are located at 480 N. Orlando Avenue, Suite 200, Winter Park, FL 32789 and our telephone number is (407) 674-6911. We have additional offices in Chicago, Denver, Los Angeles, San Francisco and Toronto and a sales presence in New York and Detroit. We maintain a corporate website at https://izea.com.  Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, including exhibits, and amendments to those reports filed or furnished pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are available free of charge on our website, as soon as reasonably practicable after they have been filed with or furnished to the U.S. Securities and Exchange Commission (“SEC”). Our SEC reports and other filings can be accessed through the investors section of our website, or through https://www.sec.gov. Information on our website does not constitute part of this Prospectus or any other report we file or furnish with the SEC.

IZEA Worldwide, Inc. is a Nevada corporation that was founded in February 2006 under the name PayPerPost, Inc. and became a public company in May 2011. In January 2015, IZEA purchased all of the outstanding shares of capital stock of Ebyline. In July 2016, IZEA purchased all the outstanding shares of capital stock of ZenContent. The legal entity of ZenContent was dissolved in December 2017 after all assets and transactions were transferred to IZEA. In March 2016, we formed IZEA Canada, Inc., a wholly-owned subsidiary incorporated in Ontario, Canada, to operate as a sales and support office for our Canadian customers. On July 26, 2018, we merged with TapInfluence pursuant to the terms of an Agreement and Plan of Merger dated as of July 11, 2018, as amended July 20, 2018.

Recent Developments
Preliminary Financial Information for First Quarter 2019. While we have not yet completed our quarterly close and financial reporting processes for the first quarter of 2019, based upon preliminary unaudited information, we estimate the following financial results associated with our first quarter performance (amounts in thousands of dollars):

	Q1 2018 Actual	Q1 2019 Estimates
Total Bookings (1)	$ 6,603	$ 7,800

Revenues
Managed Services	$ 3,796	$ 3,650 - 3,900
SaaS Services	77	700 - 850
Other	23	0
Total Revenues	$ 3,896	$ 4,350 - 4,750

Adjusted EBITDA (2)	$ (1,850)	$ (1,250) - (750)
(1) Total bookings is a measure of all sales orders, plus total platform spend by self-service customers, minus any cancellations or refunds. Our management uses bookings as an indicator of our total sales activity.
(2) Our management uses Adjusted EBITDA for forecasting and budgeting, and as a proxy for operating cash flow. Adjusted EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation, or as an alternative to net income/(loss), operating income (loss) or other financial measures reported under GAAP. We present a reconciliation of Adjusted EBITDA to net loss below. Other companies (including our competitors) may define Adjusted EBITDA

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differently. We present Adjusted EBITDA because we believe it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in a similar industry. Our management also uses this information internally for forecasting, budgeting and performance-based executive compensation. It may not be indicative of the historical operating results of IZEA nor is it intended to be predictive of potential future results.

Additional details concerning our preliminary unaudited financial information as of March 31, 2019 include the following:

•	our management calculates that total SaaS licensing fees under contract for all platforms in 2019 have already exceeded total SaaS licensing revenues for 2018; and

•	at March 31, 2019, total cash and cash equivalents were approximately $2.3 million and the outstanding balance on our line of credit was approximately $1.3 million.
The following table presents a reconciliation of Adjusted EBITDA to Net loss for the periods indicated (amounts in thousands of dollars, unaudited):

	Three Months ended March 31, 2018	Three Months ended March 31, 2019 (Estimated)
	Actual	Low End of Range	High End of Range
Net loss	$(2,045)	$(2,380)	$(1,615)
Non-cash stock-based compensation	146	250	150
Non-cash stock issued for payment of services	29	40	25
Loss on settlement of acquisition costs payable	(393)	190	190
Depreciation and amortization	266	500	400
Interest expense	21	150	100
Change in fair value of derivatives	126	—	—
Adjusted EBITDA	$(1,850)	$(1,250)	$(750)
This preliminary unaudited financial information for the first quarter of 2019 is based upon our estimates and subject to completion of our quarter end financial results. This data has been prepared solely on the basis of currently available information by, and is the responsibility of, our management. The preliminary unaudited financial information for the first quarter of 2019 has not been reviewed or audited by our independent registered public accounting firm. This preliminary financial information is not a comprehensive statement of our financial results for this period, and our actual results may differ materially from these estimates upon completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the closing procedures for the fiscal quarter are completed. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. We will provide further results in our complete first quarter earnings press release and conference call that will be announced at a later date.

Settlement of Class Action. On April 15, 2019, a stipulation of settlement was filed in the U.S. District Court for the Central District of California that contained settlement terms as agreed upon by us and the other parties to the Perez class action lawsuit. The settlement terms as agreed upon by the parties include that, within 15 business days of execution of the stipulation of settlement, IZEA's insurer will deposit $250,000 into the settlement fund. Within 20 business days of entry of the Court's order of preliminary approval, our insurer will make a payment of $550,000 and we will pay the remainder of the insurance retention ($400,000) into escrow to be used as settlement funds, inclusive of lead plaintiff awards and lead counsel fees. The settlement is subject to approval by the U.S. District Court, and the plaintiff has filed a motion for preliminary approval of the settlement which is scheduled to be heard by the Court on May 13, 2019. Upon final approval by the Court, the settlement will require that the Perez lawsuit be dismissed with prejudice. In the event that the Court does not approve the settlement, we intend to vigorously defend against the claims.

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The Offering
The following summary contains general information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Common stock offered by us	9,803,921 shares.
Underwriters’ over‑allotment option
We have granted the underwriters a 30‑day option to purchase up to an additional 1,470,588 shares of our common stock from us at the price to public less the underwriting discount to cover over‑allotments, if any.

Common stock to be outstanding immediately after this offering	22,661,942 shares (or 24,132,530 shares if the underwriters’ option to purchase additional shares from us is exercised in full).(1)
Use of proceeds
We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $9,227,381 (or approximately $10,637,381 if the underwriters' option to purchase additional shares from us is exercised in full), based on an assumed public offering price of $1.02 per share, which was the last reported sale price of our common stock on April 30, 2019 on The Nasdaq Capital Market, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering to finance our growth strategy, and the balance for working capital and general corporate purposes. See "Use of Proceeds" for more information.
Dividend policy
We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Accordingly, we do not expect to pay cash dividends on our common stock in the foreseeable future.

Risk factors
Investing in our common stock involves a high degree of risk. See "Risk Factors" and other information included in this prospectus or incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq trading symbol	IZEA

The number of shares of our common stock to be outstanding immediately after this offering, as shown above, is based on 12,858,021 shares outstanding as of April 30, 2019 and excludes, as of that date, the following:

•	1,232,902 shares of our common stock issuable upon the exercise of outstanding stock options having an average exercise price of $4.51 per share;

•	17,500 shares of our common stock issuable upon the exercise of outstanding warrants having an average exercise price of $10.20 per share;

•	139,835 shares of our common stock issuable upon the vesting of outstanding restricted stock units;

•
859,978 shares of common stock reserved for future issuance under our May 2011 Equity Incentive Plan and 437,228 shares of common stock reserved for future issuance under our 2014 Employee Stock Purchase Plan; and

•
any shares of common stock that we may issue pursuant to the annual payment and contingent performance payment provisions of the stock purchase agreements in connection with our ZenContent and TapInfluence acquisitions.

Unless otherwise noted, the information in this prospectus reflects and assumes no exercise of the underwriters’ over-allotment option to purchase additional shares.

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Summary Consolidated Financial Data

The following tables summarize our historical consolidated financial data. We have derived the summary consolidated statements of operations data for the years ended December 31, 2018 and 2017 from our audited consolidated financial statements incorporated by reference into this prospectus. The summary consolidated financial data in this section is not intended to replace our consolidated financial statements and related notes, and our historical results are not necessarily indicative of the results we expect in the future. The following summary of consolidated financial data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus.

	Years Ended December 31,
Consolidated Statements of Operations Data:	2017	2018
Revenue	$24,437,649	$20,099,695
Cost of revenue (exclusive of amortization)	11,585,316	9,042,155
Total costs and expenses	29,913,885	25,508,745
Total other income (expense), net	8,537	(309,357)
Net loss	$(5,467,699)	$(5,718,407)
Loss per common share - basic and diluted	$(0.96)	$(0.67)
Weighted average common shares outstanding - basic and diluted	5,674,901	8,541,725

	As of December 31, 2018
Consolidated Balance Sheet Data:	Actual(1)	As Adjusted(2) (unaudited)
Cash and cash equivalents	$1,968,403	$11,195,784
Net working capital deficit	$(6,092,373)	$3,135,008
Total assets	$22,918,077	$32,145,458
Total liabilities	$15,699,762	$15,699,762
Total stockholders' equity	$7,218,315	$16,445,696
_____________________________

(1)	Actual balance sheet data presents balance sheet data on an actual basis without any adjustments to reflect subsequent or anticipated events.

(2)
As adjusted balance sheet data presents balance sheet data on an as adjusted basis reflecting the receipt by us of the net proceeds from the sale of 9,803,921 shares of common stock in this offering at an assumed public offering price of $1.02 per share, which was the last reported sale price of our common stock on April 30, 2019 on The Nasdaq Capital Market, after deducting the underwriting discount and estimated offering expenses payable by us.

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RISK FACTORS
An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors contained in our periodic reports filed with the SEC, including the risks, uncertainties and assumptions discussed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018 and in other documents that we subsequently file with the SEC that update, supersede or supplement such information, which are incorporated by reference into this prospectus. Before deciding to invest in our common stock, you should carefully consider these risks, as well as the other information we include or incorporate by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" of this prospectus.

If any of the events described in these risk factors actually occurs, or if additional risks and uncertainties that are not presently known to us or that we currently deem immaterial later materialize, then our business, prospects, results of operations and financial condition could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See "Cautionary Note Regarding Forward-Looking Information" of this prospectus.

Risks Related to this Offering and our Common Stock
Investors purchasing common stock in this offering will experience immediate dilution.
The public offering price of shares of our common stock is higher than the pro forma as adjusted net tangible book value per outstanding share of our common stock. You will incur immediate dilution of $0.79 per share in the pro forma as adjusted net tangible book value of shares of our common stock, based on an assumed public offering price of $1.02 per share, which was the last reported sale price of our common stock on April 30, 2019 on The Nasdaq Capital Market.
To the extent outstanding stock options, warrants and restricted stock units are ultimately exercised or vested, there will be further dilution of the common stock sold in this offering. As of April 30, 2019 , these stock options, warrants and restricted stock units represent 1,390,237 additional shares of common stock that may be issued in the future. We have future purchase obligations related to our July 2018 acquisition of TapInfluence and our July 2016 acquisition of ZenContent. Pursuant to the terms of our merger agreement with TapInfluence, we must pay former TapInfluence stockholders and certain advisors on the transaction $3,500,000 on July 26, 2019, which may be paid in cash or common stock at our option. We also owe $333,334 on July 31, 2019 and $45,000 on November 1, 2019 related to our acquisition of ZenContent. For the July 2019 payment to former ZenContent stockholders, 33% must be paid in the form of cash, which will be satisfied with internally-generated funds, and the remainder of such payment may be paid in the form of either cash or common stock at our option. Both the July 2019 payment to the former TapInfluence stockholders and the November 2019 payment to the former ZenContent stockholders may be paid in cash or common stock at our option. We currently intend to rely on our ability to issue shares of our common stock as payment in both of these instances. If we issue stock for payment of the future amounts owed, the number of shares will be determined using the 30 trading-day volume-weighted average closing price of our common stock prior to the respective payment date. There is no stated maximum on the number of shares that we may issue in satisfaction of these purchase obligations and such issuances may result in the issuance of a substantial number of shares.
Future sales, or the perception of future sales, of a substantial amount of our shares of common stock could depress the trading price of our common stock.
If we or our stockholders sell substantial amounts of our shares of common stock in the public market following this offering or if the market perceives that these sales could occur, the market price for shares of our common stock could decline. These sales may make it more difficult for us to sell equity or equity‑linked securities in the future at a time and price that we deem appropriate, or to use equity as consideration for future acquisitions.
We will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.
Although we intend to use the net proceeds in the offering to finance our growth strategy, and for working capital and general corporate purposes, we will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management could use the net proceeds for corporate purposes that may not necessarily increase our market value or improve our results of operations.

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Anti‑takeover provisions in our charter documents could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.
Our corporate documents and Nevada law contain provisions that may enable our board of directors to resist a change in control of our company even if a change in control were to be considered favorable by you and other stockholders. These provisions authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to help defend against a takeover attempt. In addition, Nevada law prohibits large stockholders, in particular those owning 10% or more of our outstanding voting stock, from merging or consolidating with us except under certain circumstances. These provisions and other provisions under Nevada law could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire.
We have not paid dividends in the past and do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future.  The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant.  If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Risks Related to our Business
We have a history of annual net losses, expect future losses and cannot assure you that we will achieve profitability. We will need to raise additional capital if we are going to continue as a going concern.

We have incurred significant net losses and negative cash flow from operations for most periods since our inception, which has resulted in a total accumulated deficit of $53,094,649 as of December 31, 2018.  In addition, as of December 31, 2018, we had a net working capital deficit of $6,092,373 and for the twelve months ended December 31, 2018, we had a net loss of $5,718,407, including a $5,409,050 loss from operations.  Although our revenue has increased since inception, we have not achieved profitability and cannot be certain that we will be able to maintain these growth rates or realize sufficient revenue to achieve profitability. If we achieve profitability, we may not be able to sustain it.

We are continuing to develop our IZEAx platform and are in the process of transitioning certain features and customers from our legacy Ebyline, ZenContent and TapInfluence platforms. Our updated IZEAx platform may not achieve sufficient market acceptance to be commercially viable for open marketplace or SaaS services.

We are continuing to develop our primary platform, IZEAx, and we intend to focus the majority of our engineering resources on the IZEAx platform for the foreseeable future. Throughout 2019, we plan to continue to add additional features to support SaaS white-label partners and integrate the Ebyline, ZenContent and TapInfluence platform offerings for custom content services within our IZEAx platform. We are spending a significant amount of time and resources on the development of this platform, but we cannot provide any assurance of its short or long-term commercial success or growth. There is no assurance that the amount of money being allocated for the platform will be sufficient to complete it, or that such completion will result in significant revenues or profit for us.

The Ebyline platform is naturally declining as we are dedicating resources to the continuation and development of our IZEAx platform. We are working towards merging the two platforms and there is a risk that the merging of our Ebyline customers into IZEAx will result in a further decrease in revenue related to the self-service Content Workflow business if our customers do not understand the changes or do not believe that the IZEAx platform can provide them with a similar or improved service from what they received in the Ebyline platform.

Additionally, there is a risk that existing creators registered under our Ebyline, ZenContent and TapInfluence platforms will either not migrate or will not participate and accept offers after their migration into IZEAx. If our marketers and creators do not perceive this platform to be of high value and quality, we may not be able to retain them or acquire new marketers and creators. Additionally, if existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over this platform, demand for IZEAx may decrease and our business, prospects, results of operations and financial condition could be negatively affected.

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We have experienced rapid growth over recent years and we do not know whether this will continue. If we are unable to manage our growth effectively or successfully respond to changes in the market, our business could be harmed.

Our business has grown rapidly over recent years as publishers, marketers and creators have increasingly used our services or offerings on our platforms. This rapid growth and our continued expected growth has placed, and will continue to place, significant demands on our management team and pressure to expand our operational and financial structure. We expect we will need to hire new employees to meet growing business needs. To manage the expected growth of our operations and personnel, we will be required to:

•	improve existing, and implement new, operational, financial and management controls, reporting systems and procedures;

•	install enhanced management information systems; and

•	train, motivate and manage our employees.

We may be unable to install adequate management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we do not manage the growth of our business and operations effectively, the quality of our services and efficiency of our operations could suffer, which could harm our brand, results of operations and overall business.

Although we have experienced rapid growth in the past, there is no assurance that such growth will continue. It is difficult to predict whether our historical levels of growth can be maintained. We have encountered in the past, and will likely encounter in the future, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. We expect that our service offerings and our platforms will evolve in ways that may be difficult to predict. It is possible that marketers and creators could broadly determine that they no longer believe in the value of our current platforms. In the event of these or any other changes to the market, our continued success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics. If we are unable to do so, our business, prospects, results of operations and financial condition could be materially harmed.

We may expand our business through acquisitions of other companies, technologies and assets, which may divert our management's attention or prove not to be successful or result in equity dilution.

We have completed three significant recent acquisitions, Ebyline, Inc. in January 2015, ZenContent, Inc. in July 2016 and TapInfluence in July 2018. Additionally, we are continuously pursuing acquisitions of companies, technologies and assets. Such transactions, should they occur, including the potential acquisition of FLUVIP, could divert our management's time and focus from operating our business.

Integrating an acquired company, its technology or its assets is risky and may result in unforeseen operating difficulties and expenditures, including, among other things, with respect to:

•	incorporating new technologies into our existing business infrastructure;

•	consolidating corporate and administrative functions;

•	coordinating our sales and marketing functions to incorporate the new company, technology or assets;

•	maintaining morale, retaining and integrating key employees to support the new business or technology and managing our expansion in capacity;

•	maintaining standards, controls, procedures and policies (including effective internal control over financial reporting and disclosure controls and procedures); and

•	expanding controls, procedures and policies to support expansion into new products or geographies.

In addition, a significant portion of the purchase price of companies we may acquire might be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our earnings based on this impairment assessment process, which could harm our operating results.

The purchase price of any future acquisitions could be paid with potentially dilutive issuances of our equity securities, including our common stock, or the addition of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could harm our business, financial condition and results of operations. Additionally, any additional financing to be obtained in connection with any future acquisitions may not be available on favorable terms, or at all.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The statements, which are not historical facts contained in this report, particularly those that utilize terminology such as “may,” “will,” “would,” “could,” “should,” “expects,” “anticipates,” “estimates,” “believes,” “intends,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning, are forward-looking statements. Such statements are based on currently available operating, financial and competitive information, and are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are outside of our control. Future events and our actual results and financial condition may differ materially from those reflected in these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause these differences include, but are not limited to, the following:

•	our ability to raise additional funding;

•	our ability to issue shares to settle future acquisition costs payable;

•	customer cancellations;

•	our ability to maintain and grow our business;

•	variability of operating results;

•	our ability to establish effective disclosure controls and procedures and internal control over financial reporting;

•	our ability to satisfy the requirements for continued listing of our common stock on The Nasdaq Capital Market;

•	our ability to maintain and enhance our brand;

•	our development and introduction of new products and services;

•	the successful acquisition of acquired companies, technologies and assets, and their subsequent integration into our portfolio of software and services;

•	marketing and other business development initiatives;

•	competition in the industry;

•	general government regulation;

•	economic conditions;

•	dependence on key personnel;

•	the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the service requirements of our customers;

•	our ability to protect our intellectual property;

•	the potential liability with respect to actions taken by our existing and past employees;

•	risks associated with international sales; and

•	other risks and uncertainties described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus.

All forward-looking statements in this prospectus are based on our current expectations, intentions and beliefs using information currently available to us as of the date of this prospectus, and we assume no obligation to update any forward-looking statements, except as required by law.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

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USE OF PROCEEDS
We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $9,227,381 (or approximately $10,637,381 if the underwriters' option to purchase additional shares from us is exercised in full), based upon an assumed public offering price of $1.02 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on April 30, 2019 , after deducting the underwriting discount and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering to finance our growth strategy and the balance for working capital and general corporate purposes. Working capital may be used to pay for, among other uses, salaries, professional fees, public reporting costs, office-related expenses and other corporate expenses, including interest and overhead.
The intended use of net proceeds from this offering represents our expectations based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses described in this prospectus. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending their use, we intend to invest the net proceeds of this offering in a variety of capital‑preservation investments, including short‑ and intermediate‑term, interest‑bearing, investment‑grade securities.
DIVIDEND POLICY
Our board of directors will determine our future dividend policy based on our results of operations, financial condition, capital requirements and other circumstances. We have not previously declared or paid any cash dividends on our common stock. We anticipate that we will retain earnings to support operations and finance the growth of our business, as described in this prospectus. Accordingly, it is not anticipated that any cash dividends will be paid on our common stock in the foreseeable future.

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CAPITALIZATION
The following table sets forth our cash and capitalization as of December 31, 2018 (a) on an actual basis, and (b) on an as adjusted basis to give effect to the sale by us of 9,803,921 shares of our common stock in this offering at the public offering price of $1.02 per share, which was the last reported closing price of our common stock on April 30, 2019 on The Nasdaq Capital Market, after deducting the underwriting discount and estimated offering expenses payable by us.
This table should be read with “Use of Proceeds” in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus.

	As of December 31, 2018
	Actual	As Adjusted (unaudited)
Cash and cash equivalents	$1,968,403	$11,195,784
Capitalization:
Line of credit	$1,526,288	$1,526,288
Stockholders’ equity:
Common stock, $.0001 par value; 200,000,000 shares authorized; 12,075,708 actual issued and outstanding; 21,879,629 as adjusted for this offering	$1,208	$2,188
Additional paid-in capital	60,311,756	69,538,157
Accumulated deficit	(53,094,649)	(53,094,649)
Total stockholders’ equity	$7,218,315	$16,445,696
Total capitalization	$8,744,603	$17,971,984
The outstanding historical share information and additional paid-in capital in the table above are based on 12,075,708 shares of common stock outstanding as of December 31, 2018 and exclude, as of that date, the following:

•	1,040,477 shares of our common stock issuable upon the exercise of outstanding stock options having an average exercise price of $5.23 per share;

•	17,500 shares of our common stock issuable upon the exercise of outstanding warrants having an average exercise price of $10.20 per share;

•	160,000 shares of our common stock issuable upon the vesting of outstanding restricted stock units;

•
1,036,403 shares of common stock reserved for future issuance under our May 2011 Equity Incentive Plan and 437,228 shares of common stock reserved for future issuance under our 2014 Employee Stock Purchase Plan; and

•
any shares of common stock that we may issue pursuant to the annual payment and contingent performance payment provisions of the stock purchase agreements in connection with our ZenContent and TapInfluence acquisitions.

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DILUTION
If you purchase shares of our common stock in this offering, you will experience dilution to the extent of the difference between the public offering price per share in this offering and our as adjusted net tangible book value per share immediately after this offering. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of December 31, 2018, our net tangible book value was approximately $(4.25) million or $(0.35) per share.
After giving effect to the sale of 9,803,921 shares of our common stock in this offering at the public offering price of $1.02 per share, which was the last reported closing price of our common stock on April 30, 2019 on The Nasdaq Capital Market, after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2018 would have been approximately $4,979,025 . This represents an immediate increase in net tangible book value of $0.58 per share to existing stockholders and an immediate dilution of $0.79 per share to new investors purchasing shares of our common stock in this offering at the public offering price. The following table illustrates this per share dilution:

Assumed public offering price per share		$1.02
Net tangible book value per share as of December 31, 2018	$(0.35)
Increase in net tangible book value per share after giving effect to this offering	0.58
As adjusted net tangible book value per share after giving effect to this offering		$0.23
Dilution per share to new investors in this offering		$0.79
If the underwriters’ option to purchase additional shares of our common stock from us is exercised in full, the as adjusted net tangible book value per share of our common stock, as adjusted to give effect to this offering, would be $0.27 per share, and the dilution in net tangible book value per share to new investors purchasing shares of our common stock in this offering would be $0.75 per share.
The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the vesting of outstanding restricted stock units or the exercise of outstanding stock options or warrants having a per share exercise price less than the per share offering price to the public in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or equity-linked securities, the issuance of these securities could result in further dilution to our stockholders.

The table and discussion above are based on 12,075,708 shares of common stock outstanding as of December 31, 2018 and exclude, as of that date, the following:

•	1,040,477 shares of our common stock issuable upon the exercise of outstanding stock options having an average exercise price of $5.23 per share;

•	17,500 shares of our common stock issuable upon the exercise of outstanding warrants having an average exercise price of $10.20 per share;

•	160,000 shares of our common stock issuable upon the vesting of outstanding restricted stock units;

•
1,036,403 shares of common stock reserved for future issuance under our May 2011 Equity Incentive Plan and 437,228 shares of common stock reserved for future issuance under our 2014 Employee Stock Purchase Plan; and

•
any shares of common stock that we may issue pursuant to the annual payment and contingent performance payment provisions of the stock purchase agreements in connection with our ZenContent and TapInfluence acquisitions.

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DESCRIPTION OF CAPITAL STOCK

General

We have 210,000,000 authorized shares of capital stock, par value $0.0001 per share, of which 200,000,000 shares are common stock and 10,000,000 shares are “blank-check” preferred stock.

We have the following issued and outstanding securities as of the date of this prospectus:

•	12,858,021 shares of common stock;

•	stock options to purchase 1,232,902 shares of common stock;

•	warrants to purchase 17,500 shares of common stock; and

•	139,835 restricted stock units.
On April 30, 2019 , the last reported sale price of our common stock, as reported on The Nasdaq Capital Market, was $1.02 per share. As of April 30, 2019 , there were 192 holders of record of our common stock.

Common Stock

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stockholders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote, meaning that shareholders may not give more than one vote per share to any single nominee for election to our board of directors.

We refer you to our articles of incorporation, bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Preferred Stock

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. We do not currently have any outstanding shares of preferred stock.

Anti-Takeover Provisions

The provisions of Nevada law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law
Nevada law contains a provision governing the acquisition of a controlling interest. This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The shareholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of "Issuing Corporations" as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more shareholders, with at least 100 of such shareholders

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being both shareholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 shareholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

The Nevada "Combination with Interested Stockholders Statute" may also have an effect of delaying or making it more difficult to effect a change in control of our company. This statute prevents an "interested stockholder" and a resident domestic Nevada corporation from entering into a "combination," unless certain conditions are met. The statute defines "combination" to include any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An "interested stockholder" means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a "combination" within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws
Our articles of incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation’s articles of incorporation.  As such, the combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing our board of directors. Our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of our company.

Market Listing

Our common stock is traded on The Nasdaq Capital Market under the symbol "IZEA."

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions.

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UNDERWRITING

We are offering the shares of common stock described in this prospectus through the underwriters listed below. Craig-Hallum Capital Group LLC is acting as the sole book-running manager of this offering. The underwriters named below have agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite their respective name below. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than the shares covered by the over-allotment option described below unless and until this option is exercised.

Underwriter	Number of Shares
Craig-Hallum Capital Group LLC
National Securities Corporation
Total	9,803,921

The underwriters have advised us that they propose to offer the shares of common stock to the public at a price of $  per share. The underwriters propose to offer the shares of common stock to certain dealers at the same price less a concession of not more than $  per share. After the offering, these figures may be changed by the underwriters.

The shares sold in this offering are expected to be ready for delivery against payment in immediately available funds on or about , 2019, subject to customary closing conditions. The underwriters may reject all or part of any order.

We have granted to the underwriters a 30-day option to purchase up to an additional 1,470,588 shares of our common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the securities for which they exercise the option.

The underwriting discount is equal to the public offering price per share of common stock, less the amount paid by the underwriters to us per share. The following table shows the per share and total underwriting discount to be paid by us to the underwriters in this offering, assuming both no exercise and full exercise of the over-allotment option.

	Per Share	Total with No Over-Allotment	Total with Over-Allotment
Underwriting discount to be paid by us
We estimate that the total expenses of this offering, excluding the underwriting discount, will be approximately $172,619. This includes $100,000 of fees and expenses of the underwriters. In accordance with FINRA Rule 5110, this reimbursement fee described in the preceding sentence is deemed underwriting compensation for this offering.
We have also agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect of those liabilities.
Except as disclosed in this prospectus, the underwriters have not received, and will not receive, from us any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under its rule of fair price. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters.
No Sales of Similar Securities
We and each of our directors and executive officers have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Craig-Hallum Capital Group LLC for a period of 90 days after the date of the final prospectus. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by Craig-Hallum Capital Group LLC.

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Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than we have sold to the underwriters. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members, if any, may also engage in passive market making transactions in our common stock on The Nasdaq Capital Market. Passive market making consists of displaying bids on The Nasdaq Capital Market by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Each of the underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their internet subscription customers. The underwriters may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus is available on the Internet websites maintained by any such underwriters. Other than the prospectus in electronic format, the information on the websites of the underwriters are not part of this prospectus.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol "IZEA."

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Selling Restrictions

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriter is not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom. Each underwriter has represented and agreed that:

•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland. The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the "SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

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Neither this document nor any other offering or marketing material relating to the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Israel. In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase securities under the Israeli Securities Law, 5728 - 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 - 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors; or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 - 1968, subject to certain conditions, or the Qualified Investors. The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. Our company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 - 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our securities to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 - 1968. In particular, we may request, as a condition to be offered securities, that Qualified Investors will each represent, warrant and certify to us or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 - 1968 and the regulations promulgated thereunder in connection with the offer to be issued securities; (iv) that the securities that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 - 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 - 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

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LEGAL MATTERS
Olshan Frome Wolosky LLP, New York, New York, will pass upon the validity of the issuance of the common stock offered by this prospectus as our counsel. Faegre Baker Daniels LLP, Minneapolis, Minnesota, is acting as counsel for the underwriters in connection with this offering.

EXPERTS
The consolidated financial statements as of December 31, 2018 and 2017 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13 or 15(d) of the Exchange Act, can also be accessed free of charge in the Investor Relations section of our website, which is located at https://izea.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, in addition to the information incorporated by reference, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in "Where You Can Find More Information." We are incorporating by reference the documents listed below, which we have already filed with the SEC, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, prior to the termination of the offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 28, 2019;

•	our Current Reports on Form 8-K filed with the SEC on February 7, 2019 and April 24, 2019; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 25, 2016.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any filing or report incorporated by reference herein, including exhibits to the document. You should direct any requests for documents to IZEA Worldwide, Inc., 480 N. Orlando Avenue, Suite 200, Winter Park, Florida 32789, tel.: (407) 674-6911, Attention: Corporate Secretary.

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IZEA Worldwide, Inc.

9,803,921 Shares of Common Stock
___________________________________
PROSPECTUS
___________________________________

Sole Book-Running Manager
Craig-Hallum Capital Group

Co-Manager
National Securities Corporation

May , 2019

PART II.     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table provides information regarding the various actual and anticipated expenses payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and FINRA filing fee.

Nature of Expense	Amount

SEC registration fee	$1,394
FINRA filing fee	2,225
Accounting fees and expenses	25,000
Legal fees and expenses	40,000
Underwriters' accountable expenses	100,000
Transfer agent fees and expenses	1,000
Printing and EDGAR expenses	2,000
Miscellaneous	1,000
Total	$172,619

Item 14. Indemnification of Directors and Officers.
Our directors and officers are indemnified as provided by the Nevada Statutes and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Our Articles of Incorporation provide that, to the fullest extent permitted by the Nevada Revised Statutes, no director of the company will be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of transactions since January 1, 2016 involving sales of our securities that were not registered under the Securities Act:

Pursuant to our Stock Purchase Agreement with ZenContent, we agreed to pay certain contingent performance payments over the three 12-month periods following the closing of the ZenContent acquisition. A portion of these payments may be paid in shares of our common stock, determined at our option. On July 30, 2018, we paid $333,333 for the second annual installment due under ZenContent Stock Purchase Agreement. Of this amount $111,112 was paid in cash and $222,221 was paid using 98,765 shares of our common stock valued at $2.25 per share using a 30-trading day volume-weighted average closing price as reported by The Nasdaq Capital Market prior to the issuance date.

On January 30, 2017, we issued 200,542 shares of our common stock to satisfy the final annual guaranteed purchase price payment of $938,532 per the terms of a Stock Purchase Agreement, dated as of January 27, 2015, by and among IZEA, Ebyline and the stockholders of Ebyline.

On July 26, 2018, pursuant to our merger agreement with TapInfluence, we issued 1,150,000 shares of common stock valued at $1,759,500 based on the $1.53 closing market price of our common stock on July 26, 2018. On January 26, 2019, pursuant to our merger agreement with TapInfluence, we issued 660,136 shares of our common stock valued at $884,584, or $1.34 per share, using a 30-trading day volume-weighted average closing price as reported by The Nasdaq Capital Market prior to the issuance date.

The foregoing issuances of shares were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Registration Statements or, as indicated, incorporated herein by reference.

Description
1.01	*	Form of Underwriting Agreement.
2.1
Stock Purchase Agreement, dated as of January 27, 2015, by and among IZEA, Inc., Ebyline, Inc. and the Stockholders of Ebyline, Inc. listed on the signature pages thereto (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 29, 2015).

2.2
Stock Purchase Agreement, dated as of July 31, 2016, by and among IZEA, Inc., ZenContent, Inc. and the Stockholders of ZenContent, Inc. (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 2, 2016).

2.3
Agreement and Plan of Merger, dated as of July 11, 2018, by and among IZEA, Inc., IZEA Merger Sub, Inc., TapInfluence, Inc., certain stockholders of TapInfluence, Inc. and the stockholders’ representative (Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on July 12, 2018).

2.4
Amendment No. 1 to Agreement and Plan of Merger, dated as of July 20, 2018, by and among IZEA, Inc., IZEA Merger Sub, Inc., TapInfluence, Inc., certain stockholders of TapInfluence, Inc. and the stockholders’ representative (Incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K filed with the SEC on July 30, 2018).

3.1
Amended and Restated Articles of Incorporation of IZEA, Inc., filed with the Nevada Secretary of State on November 28, 2011 (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the SEC on November 23, 2011).

3.2
Certificate of Change of IZEA, Inc., filed with the Nevada Secretary of State on July 30, 2012 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 1, 2012).

3.3
Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of the State of Nevada on April 17, 2014 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2014).

3.4
Certificate of Withdrawal of Certificate of Designation filed with the Secretary of State of the State of Nevada effective January 23, 2015 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 29, 2015).

3.5
Certificate of Amendment filed with the Secretary of State of the State of Nevada effective January 11, 2016 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2016).

3.6		Amended and Restated Bylaws of IZEA, Inc. (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on November 23, 2011).
3.7		Certificate of Designation (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 27, 2011).
3.8
Articles of Merger of IZEA Innovations, Inc. filed with the Secretary of State of the State of Nevada effective April 5, 2016 (Incorporated by reference to Exhibit 3.11 to the Company's Quarterly Report on Form 10-Q filed with the SEC on May 11, 2016).

3.9
Articles of Merger, filed with the Secretary of State of the State of Nevada effective August 20, 2018 (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the SEC on August 23, 2018).

4.1
Form of Warrant to Purchase Common Stock of IZEA, Inc. issued to Investors in the 2013 Private Placement (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 21, 2013).

4.2
Form of Warrant to Purchase Common Stock of IZEA, Inc. issued to Investors in the 2014 Private Placement (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2014).

4.3
Form of Warrant Amendment and Exercise Agreement, dated as of July 20, 2015 between the Company and Warrant Holders (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 23, 2015).

5.1	*	Opinion of Olshan Frome Wolosky LLP.

10.1	(a)	2011 B Equity Incentive Plan as of August 22, 2011 (Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2011).
10.2
Business Financing Agreement, dated as of March 1, 2013, between the Company and Bridge Bank, National Association (Incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2013).

10.3	(a)	2011 Equity Incentive Plan, As Amended and Restated December 18, 2018 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2018).
10.4	(a)
2014 Employee Stock Purchase Plan, As Amended and Restated December 18, 2018 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2018).

10.5	(a)
Employment Agreement between IZEA, Inc. and Edward Murphy dated December 26, 2014 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 31, 2014).

10.6	(a)
Amended and Restated Executive Employment Agreement between IZEA, Inc. and Ryan Schram dated January 25, 2015 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 29, 2015).

10.7
Business Financing Modification Agreement, dated as of April 13, 2015, by and between IZEA, Inc., Ebyline, Inc. and Bridge Bank, National Association (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on April 14, 2015).

10.8
Amendment No. 1 to Stock Purchase Agreement, dated as of October 21, 2016, by and among IZEA, Inc., ZenContent, Inc. and the Stockholders of ZenContent, Inc. (Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed with the SEC on August 14, 2018).

10.9
Amendment No. 2 to Stock Purchase Agreement, dated as of July 17, 2018, by and among IZEA, Inc., ZenContent, Inc. and the Stockholders of ZenContent, Inc. (Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q filed with the SEC on August 14, 2018).

10.10
Employment Agreement between IZEA, Inc. and Michael Heald effective August 15, 2018 (Incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q filed with the SEC on August 14, 2018).

10.11
Business Financing Modification Agreement and Consent, dated as of August 30, 2018, by and among IZEA Worldwide, Inc., Ebyline, Inc., TapInfluence, Inc. and Western Alliance Bank (Incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q filed with the SEC on November 14, 2018).

10.12	(a)
Employment Agreement between IZEA Worldwide, Inc. and Troy J. Vanke effective February 18, 2019 (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on February 7, 2019).

21.1		List of Subsidiaries of IZEA Worldwide, Inc. (Incorporated by reference to Exhibit 21.1 to the Company's Annual Report on Form 10-K filed with the SEC on March 28, 2019).
23.1	*	Consent of BDO USA, LLP, independent registered public accounting firm.
23.2	*	Consent of Olshan Frome Wolosky LLP (included in the opinion filed as Exhibit 5.1).
24.1		Power of Attorney (set forth on the signature page of the Registration Statement).
_____________________
Unless otherwise indicated, exhibits were previously filed.

*	Filed herewith.

(a)	Denotes management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or the notes thereto.

Item 17.    Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Park, State of Florida, on the 1st day of May 2019.

IZEA Worldwide, Inc.

By:	/s/ Edward H. Murphy
Edward H. Murphy Chairman, President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	/s/ Edward H. Murphy	May 1, 2019
Edward H. Murphy
President, Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)
	/s/ Troy J. Vanke	May 1, 2019
Troy J. Vanke
Chief Financial Officer
(Principal Financial and Accounting Officer)
	*	May 1, 2019
Ryan S. Schram
Chief Operating Officer and Director
	*	May 1, 2019
Brian W. Brady
Director
	*	May 1, 2019
John H. Caron
Director
	*	May 1, 2019
Lindsay A. Gardner
Director
	*	May 1, 2019
Jill M. Golder
Director
	*	May 1, 2019
Daniel R. Rua
Director
	*	May 1, 2019
Patrick J. Venetucci
Director
* By:	/s/ Edward H. Murphy	May 1, 2019
Edward H. Murphy
Attorney-in-Fact